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                                                                   Exhibit 10(k)


                              EMPLOYMENT AGREEMENT


            EMPLOYMENT AGREEMENT ("Agreement"), dated as of February 1, 2003, by and between EDO Corporation, a New York corporation, and James M. Smith.

            WHEREAS, EDO Corporation (the "Company"), AIL Systems Inc. a wholly
- owned subsidiary of the Company ("AIL") and James M. Smith ("you") entered into an amended and restated employment agreement, dated as of January 2, 2000, which otherwise expires by its terms on May 1, 2003 (the "Expiring Agreement");

            WHEREAS, the Company desires that you continue in the positions of Chairman, Chief Executive Officer and President and you are willing to continue in such positions, all on the terms and conditions set forth in this new Agreement;

            NOW, THEREFORE, the parties hereto agree as follows:

1. Effective Date. This Agreement shall become effective as of the date first above written (the "Effective Date"), at which time the Expiring Agreement shall terminate and rendered void and without further effect.

2.          Employment Duties.

            (a) Position and Duties. Subject to the terms and conditions of this Agreement, the Company shall continue to employ you as its Chairman, Chief Executive Officer and President from and after the Effective Date until the expiration of the Term (as defined in Section 3) of this Agreement. In such position, you shall continue to be responsible for the day-to-day operation and management of the Company and have such powers, duties, responsibilities and indemnification commensurate with your experience and your position as Chief Executive Officer and President as are set forth in the Company's By-Laws and as may be assigned to you from time to time by the Company's Board of Directors. You shall also continue to serve, without additional compensation, in such other position or positions with the Company and/or its majority-owned subsidiaries commensurate with your experience and position as Chief Executive Officer as the Board of Directors shall assign to you at any time and from time to time. It is understood that among your duties during the term shall be to recommend to the Board of Directors a mutually agreeable succession and transition plan and the timely implementation of such plan.

            (b) Report to the Board. You shall continue to report directly to the Company's Board of Directors. You shall continue to serve as a member of the Board of Directors of the Company and the Company will take such steps as may be necessary and appropriate to have you nominated for reelection for additional terms as a director during the term of this Agreement.
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            (c)         Working Time. You shall devote all of your working time,
                        on an exclusive basis, and except for vacations, periods of illness, injury or other disability, to the business and affairs of the Company.

            (d) Location. Your principal place of employment shall be at the Company's headquarters in New York City.

3. Term. The term of this Agreement shall be the period from the Effective Date through May 31, 2006 (the "Term").

4. Compensation and Benefits. During the Term, the Company shall pay to you, and you shall accept from the Company, as full compensation for all of your services hereunder, the amounts indicated in this
            Section 4:

            (a) Base Salary. The Company shall pay to you an annual base salary ("Base Salary") during the Term as followings:

                        - $600,000 per annum during the first 12 month period of the Term;

                        - $625,000 per annum during the second 12 month period of the Term, and

                        -           $650,000 per annum thereafter.

            (b) Annual Bonus. During each year of the Term you will be eligible to receive an annual bonus in an amount determined in the sole discretion of the Compensation Committee of the Board of Directors (the "Committee"). Your bonus target shall be 75% of your Base Salary in respect of the year in which the bonus is to be paid. The Committee shall determine the time and manner of payment.

            (c) Other Compensation and Benefits. Except as otherwise provided herein, you shall be eligible to participate in, on a basis commensurate with your position with the Company, all of the Company's employee compensation and benefit plans and arrangements in effect at any time or from time to time during the Term. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms and conditions thereof. Notwithstanding the foregoing, should their be a downward adjustment in the benefits provided executive employees under the EDO Corporation Supplemental Executive Retirement Plan (the "SERP"), the Company shall provide you a benefit substantially equivalent any shortfall resulting from such change, payable on substantially the same basis and at substantially the same time you would have received such payments under the SERP had there been no downward adjustment.

            (d) Company Grant of Restricted Shares. You shall be granted 15,000 shares of the Company's common stock annually in respect of each whole year in the Term, subject to your execution of a restricted share agreement in a form mutually agreed with the Company. The restricted shares shall not be transferable and shall remain subject to forfeiture until vested in accordance with the terms of the grant, as reflected in the

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                        restricted share agreement. It is not anticipated that
                        you will participate in any stock option program of the Company during the term.

            (e) Car Allowance. For your use during the Term, you will be provided a new automobile every three years.

            (f) Vacation. You shall be eligible for vacation benefits in accordance with the Company's vacation policy. In no event, however, shall you be provided less than four weeks of vacation during any calendar year.

            (g) Business Expenses. The Company shall reimburse you for reasonable and necessary business expenses in accordance with the Company's policies as the same may be amended from time to time, and upon presentation of appropriate documentation reasonably satisfactory to the Company.

            (h) Legal Expenses. Upon your submission of receipts reasonably acceptable to the Company and in accordance with the Company's reimbursement policies, the Company shall pay an additional amount during the Term in respect of tax and estate planning not to exceed $15,000 in the aggregate.

5. Termination of Employment. Your employment with the Company may terminate upon the occurrence of the following circumstances:

            (a) Death and Disability. Your death or your inability to perform your duties hereunder by reason of disability, due to physical or mental illness, after reasonable accommodation, for a period in excess of one hundred and eighty (180) consecutive business days. Your employment may be terminated by the Company by reason of your disability, pursuant to this subsection (a) only if you do not return to work within thirty (30) days after a notice of termination has been provided to you in writing by the Company.

            (b) Cause. Termination of your employment by the Company for "Cause", which for purposes of this Agreement shall mean:

                        (i) the willful and continued failure by you to substantially perform your duties hereunder (other than any such failure resulting from your disability due to physical or mental illness), after you have received from the Board of Directors of the Company a written demand for substantial performance that specifically identifies the manner in which the Board of Directors believes you have not substantially performed your duties and a reasonable opportunity under the circumstances to cure any such failure;

                        (ii) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company;

                        (iii) your having engaged in any conduct or failed to take any action, with respect to the Company, any of its employees, any of its affiliates or any of its

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                                    shareholders, which act or failure to act
                                    constitutes a crime under federal or state law; or

                        (iv) your having been convicted of or pleaded no contest to any crime involving moral turpitude or any crime that could carry a jail sentence as a penalty.

                        For purposes of this subsection (b), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, your employment shall not be deemed to have terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board of Directors of the Company (excluding you) at a meeting of the Board of Directors called and held for such a purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors you were guilty of the conduct set forth in this subparagraph (b) and specifying the particular details thereof in detail. Such finding by the Board of Directors shall be conclusive and binding upon all parties, and the Board of Directors is hereby granted discretionary authority to make such determination.

            (c) Retirement. Termination of your employment by you due to your retirement in accordance with the terms of any Company retirement plan in which you participate.

            (d) Good Reason. Termination of your employment at any time by you for "Good Reason." For the purpose of this Agreement, Good Reason shall mean:

                        (i) the assignment to you of any material duties inconsistent with your position, duties, responsibilities and status at the Company, as provided herein, without your express written consent;

                        (ii) a change inconsistent with the provisions of this Agreement in your title as President and/or Chief Executive Officer, or substitution of a successor as President and/or Chief Executive Officer, or in your reporting responsibilities, except (A) during the final eighteen months of the Term with respect to a President and (B) during the final twelve months of the Term with respect to a Chief Executive Officer;

                        (iii) a reduction in your Base Salary (as defined in Section 4(a));

                        (iv) failure to allow you to participate in the any material employee benefit and executive compensation plans and arrangements available to senior executives in accordance with the provisions of Section 4(c) except as herein provided;

                        (v) a requirement that you be based anywhere other than the Company's principal executive offices in the greater New York metropolitan area or, in the event you consent to any such relocation of the Company's principal executive offices, the failure by the Company to pay (or reimburse you for) all


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                                    reasonable moving expenses incurred by you
                                    relating to a change of your principal
                                    residence in connection with such relocation and/or to indemnify you against any "loss" realized in the sale of your principal residence in connection with any such change of residence, where "loss" is defined as the amount by which the higher of (a) your aggregate investment in such residence and
                                    (b) the fair market value of such residence as determined by any real estate appraiser designated by you and reasonably satisfactory to the Company, exceeds the actual sale price of such residence; or

                        (vi) if not automatic by operation of law, the failure of the Company to obtain the assumption of, and agreement to perform, this Agreement by any successor (whether direct or indirect, by purchase, consolidation or otherwise) to all or substantially all of the assets of the Company, by agreement in form and substance reasonably satisfactory to you.

6.          Compensation Upon Termination.

            (a) Death or Disability. If your employment is terminated by reason of your death or disability pursuant to Section 5(a), you or your estate, as the case may be, shall receive your Base Salary through the date of your termination and such other compensation and benefits to which you are entitled in accordance with the terms and conditions of the compensation and benefit plans and arrangements in which you are then a participant.

            (b) Cause. If your employment is terminated for Cause pursuant to Section 5(b), you shall not be entitled to any compensation for any period after termination, but you shall receive such compensation and benefits for time worked prior to such termination and to which you are entitled in accordance with the terms of the compensation and benefit plans in which you are then a participant.

            (c) Post-Retirement Consulting/Non-competition Payments. If your employment is terminated by you due to your retirement at the end of the Term pursuant to Section 5(c), you shall be provided the opportunity to provide consulting services (the "Consulting Services"), for a period of up to 2 years following such retirement (the "Consulting Period"). As total consideration for the Consulting Services, and in consideration of the provisions of post-termination non-competition provisions of Section 9(b) below, the Company will pay you $300,000 during each year of the Consulting Period. In the event of your demise during the Consulting Period, the payment shall be made to your estate. In accordance with the terms of the Company's health insurance policy then in effect, you will be entitled to participate in the Company's paid health insurance during the Consulting Period. You shall not be eligible to participate in any other plan or program of the Company.

            (d)         Good Reason; Without Cause. Subject to the provisions of
                        Section 6(e), if your employment is terminated by you for Good Reason pursuant to Section 5(d), or is terminated by the Company for any reason other than death, disability, Cause,

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                        retirement, expiration of the Term or mutual written
                        agreement, the Company will pay to you the following amounts ((collectively, the "Termination Payments"):

                        (i) An amount equal to the product of (x) the number three multiplied by (y) the sum of
                                    (A) your annual Base Salary as defined in
                                    Section 4(a), plus (B) the average annual
                                    Company incentive bonus amount awarded to you for the three years preceding the termination of your employment, or the previous year's incentive bonus if higher. The Termination Payment will be paid in cash in a single sum promptly following the date of termination.

                        (ii) If a payment is made under (i) above, in addition:

                                    (A)         for the three-year period
                                                following your termination of
                                                employment, you (and to the
                                                extent covered at the date of
                                                your termination of employment,
                                                your spouse and your eligible
                                                dependents) shall be entitled to
                                                continued coverage under the
                                                Company's medical, life and
                                                disability plans for employees,
                                                as the same may be modified from
                                                time to time for employees
                                                generally, on the same terms and
                                                conditions as though you had
                                                continued in the Company's
                                                employ (or, at the Company's
                                                election, coverage equivalent
                                                thereto); and

                                    (B)         during the same period you shall
                                                be entitled to five years (or up
                                                to age 65 whichever is earlier)
                                                of continued participation
                                                service accrual under each
                                                employee retirement plan in
                                                which you are then
                                                participating, whether or not
                                                qualified (the "Pension Plans"),
                                                to a period not to exceed the
                                                granting of credited service to
                                                all Plan participants; and

                                    (C)         upon the completion of the
                                                period set forth in (A) above,
                                                you will be entitled to those
                                                benefits (or their equivalent)
                                                to which retirees of the Company
                                                may be entitled in accordance
                                                with the terms and conditions of
                                                the Pension Plans and the
                                                medical and life insurance plans
                                                for retirees, as those plans may
                                                be modified from time to time
                                                for employees generally.

                                    (D)         Notwithstanding the provisions
                                                of (b)(ii)(B) above, in the
                                                event that the granting of
                                                vested service accrual credit to
                                                you under the Pension Plan
                                                could, in the reasonable opinion
                                                of the Company, adversely affect
                                                the tax-qualified status of the
                                                Pension Plan, such service
                                                credit shall not be granted and
                                                in lieu thereof, the Company
                                                shall pay you, upon the
                                                expiration of the period set
                                                forth in (A) above, a single
                                                cash payment equal to the
                                                actuarial equivalent of the
                                                increase in your retirement
                                                benefit that would have resulted
                                                if the service credit had been
                                                granted, as determined by the
                                                enrolled actuary regularly
                                                consulted by the Company for the
                                                Pension Plan, and shall be paid
                                                in accordance with the terms of
                                                the Pension Plan in effect at
                                                that time,


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                                                with the determination of such
                                                actuary being final and binding
                                                upon all parties.

                                    (E)         All of the shares of Company
                                                restricted stock granted,
                                                whether pursuant to Section 4(d)
                                                or otherwise, shall fully and
                                                immediately vested on the date
                                                your employment terminates under
                                                the Section 6(d) and upon any
                                                termination described in Section
                                                6(d) any options to purchase
                                                Company stock not otherwise
                                                vested for any reason shall be
                                                deemed to be and shall become
                                                fully vested and nonforfeitable
                                                and immediately exercisable, and
                                                remain exercisable in accordance
                                                with the terms of the stock
                                                option plan.

            (e) Release and Full Satisfaction. The Termination Payments under Section 6(d) shall be in lieu of any other severance or termination benefits to which you may be entitled under the Company's plans, policies, programs or agreements and shall be subject to your execution of a release and separation agreement in form and substance satisfactory to the Company and its counsel. Payment of any amounts under Section 6(d) shall be in full and complete satisfaction of any claims that you may have under this Agreement or otherwise arising in connection with your employment with or termination of employment by the Company and/or any of its subsidiaries; provided that, nothing contained in this clause shall be construed to limit your right to any vested benefits accrued or payable under the terms of any employee benefit plan (other than any severance plan) established and maintained by the Company, any vested rights under any equity based incentive award, whether granted to you under the terms of this Agreement or otherwise, or any of its subsidiaries or your right to indemnification with respect to his service as an employee, officer or director of the Company or any of its subsidiaries.

7.      Gross-up Payment Upon a Change in Control.

            (a) Imposition of Excise Tax. In the event that any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you by the Company, any subsidiary or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject you to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to you following your termination of your employment an additional amount (the "Tax Adjustment") such that the net amount retained by you with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax, employment tax and Excise Tax (including any interest and penalties) on the Tax Adjustment provided for by this Section 7, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments. The Tax Adjustment shall be paid at the same time the payment is due to the Internal Revenue Service in respect of the Covered Payments.


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            (b)         Calculation Assumptions. For purposes of determining
                        whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                        (i) such Covered Payments will be treated as "parachute payments" within the meaning of
                                    Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the
                                    Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants or tax counsel of national reputation selected by the Company (the "Tax Advisors"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the
                                    Code) in excess of the "base amount," or such `parachute payments" are otherwise not subject to such Excise Tax, and

                        (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Tax Advisors in accordance with the principles of Section 280G of the Code.

            (c) Overpayment Adjustment. In the event that the Excise Tax is subsequently determined by the Tax Advisors or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Adjustment made, you shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Adjustment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Adjustment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Adjustment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.

            (d) Underpayment Adjustment. In the event that the Excise Tax is later determined by the Tax Advisors or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Adjustment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Adjustment), the Company shall make an additional Tax Adjustment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.


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            (e)         Timing of Payment. Any Tax Adjustment (or portion
                        thereof) shall be paid to you not by wire transfer or certified check not later than the day the applicable tax payment is due in respect of the applicable Covered Payment to which it relates; provided, however, that if the amount of such Tax Adjustment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to you by such date an amount estimated in good faith by the Tax Advisors to be the minimum amount of such Tax Adjustment and shall pay the remainder of such Tax Adjustment (together with interest at the rate provided in Section 1274(b)(2)(IB) of the Code) as soon as the amount thereof can be determined, but in no event later than the due date pursuant to any demand therefor by the Internal Revenue Service.

            (f) Impact of Section 7. Notwithstanding anything else to the contrary contained in this Section 7, you shall not be required to take any actions or pay any amounts under this Section that will in the aggregate, cause you to receive less compensation (on a net-after tax basis) than if this Section 7 was omitted from this Agreement in its entirety.

8. Successors. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the assets of the Company. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Covenants. Confidential Information. You acknowledge and agree that you have and will come into contact with, have access to and learn various technical and non-technical trade secrets and other Confidential Information, which are the property of the Company. Such Confidential Information includes but is not limited to methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, pricing plans and strategies, data processing programs, databases, formulae, secret processes, machines and adaptations thereto, inventions, research projects, and all other matters of a technical nature, all of which Confidential Information is not publicly available, but has been developed by the Company at its great effort and expense; names and addresses of the Company's customers and their representatives responsible for entering into contracts for the Company's services, customer leads or referrals, specific customer needs and requirements and the manner in which they have been met by the Company, information with respect to pricing, costs, profits, sales, markets, plans for future business and other development, all of which Confidential Information is not available from directories or other public sources; and information with respect to the Company's employees, their names and addresses, compensation, experience, qualifications, abilities, job performance and similar information. All of the Confidential Information has been developed, acquired or compiled by the Company at its great effort and expense.

            (a) Non-Disclosure of Confidential Information. Except as may be required in the proper performance of your duties hereunder or as may be compelled by administrative or judicial subpoena or other process, you acknowledge and agree that any disclosure, divulging, revealing or other use of any of the aforesaid Confidential Information by you, other than in connection with the Company's business will be highly detrimental

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
                        to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, you specifically covenant and agree to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and you will not, both during employment with the Company or at any time thereafter, without the Company's prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever, whether contained in your memory or embodied in writing or other physical form.

            (b) Covenant Not to Compete. You acknowledge and agree that the Company is engaged in a highly competitive business, and by virtue of your position and responsibilities with the Company, and your access to the Confidential Information, engaging in any business which is directly or indirectly competitive with the Company will cause it great and irreparable harm. Consequently, you covenant and agree that during the Term, and, in consideration of the payments for the Consulting Services provided for in
                        Section 6(c) above, for the two-year period following your termination of employment hereunder, you shall not directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected with, in any manner (other than as a shareholder of less than 2% of the outstanding equity of any publicly traded company), any business engaged in whole or in part in any of the businesses conducted by the Company now or at the time of the termination of your employment, or that the Company has made substantial designs to pursue now or at such time, in the United States, the same being the same geographic area in which the Company's business is conducted, without the prior written specific consent of the Company. If requested, this consent shall not be unreasonably withheld where the elements of competition are not direct, or specific, to the Company's business.

            (c) Non-Solicitation of Customers. You acknowledge and agree that during the course and solely as a result of your employment with the Company, you have and will become aware of some, most or all of the Company's customers and clients, their names and addresses, their representatives responsible for engaging the Company's services, their specific needs and requirements, and lead and referrals to prospective customers and clients. You further acknowledge and agree that the loss of such customers and clients would cause the Company great and irreparable harm. Consequently, you covenant and agree that in the event of the termination of your employment with the Company, whether voluntarily or involuntarily, you will not, for the two year period following your termination of employment hereunder, directly or indirectly solicit to do business of a nature that is directly or indirectly competitive with the business of the Company or any of its subsidiaries with any customer or client, former customer or client or prospective customer or client of the Company with whom you came into contact while employed by the Company or who was known to you to be a current, former or prospective customer or client of the Company. For purposes of the immediately preceding sentence, a person or entity shall be treated as a prospective customer only if and to the extent that the Company has undertaken a deliberate effort to obtain the business of such person or entity and has a reasonable expectation of obtaining such business.

            (d) Non-Solicitation of Employees. You acknowledge and agree that during the course of employment by the Company, you have and may hereafter come into contact with some, most or all of the Company's employees, their knowledge, skills, abilities, salaries, commissions, benefits and other matters with respect to such employees not generally known to the public. You further acknowledge and agree that any solicitation, luring away or hiring of such employees of the Company will be highly detrimental to the business of the Company and will cause the Company serious loss of business and great and irreparable harm. Consequently, you covenant and agree that during the course of employment by the Company and for the two year period following the termination of your employment hereunder, you shall not directly or indirectly, on behalf of yourself or another, solicit, lure or hire any employees of the Company of whom you became aware while employed by the Company, or assist or aid in any such activity.

            (e) Enforcement of Covenants. You acknowledge and agree that compliance with the covenants set forth in this Section 9 is necessary to protect the business and goodwill of the Company and that any breach of this Section 9 or any subparagraph hereof will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief Accordingly, in the event of any breach or anticipatory breach of Section 9 by you, the Company and you agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and you hereby consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and
                        (b) recovery of all reasonable sums and costs, including attorneys' fees, incurred by the Company to enforce the provisions of Section 9.

            (f)         Prior Commitments. The covenants set forth in this
                        Section 9 supplement, and do not supersede, the covenants contained in any other agreement between you and the Company.

            (g) Interpretation. Nothing in Section 9(c) or (d) shall be construed to prevent any entity to which you provide services from independently engaging in conduct of a nature and type that you would be prohibited from undertaking by reason of such Sections so long as you do not, directly or indirectly, assist such entity in such conduct.

10.         Arbitration of Disputes and Jury Waivers. Except as set forth in
            Section 9 of this Agreement, the parties hereto agree to arbitrate any dispute, claim, or controversy (claim) against each other arising out of the cessation of your employment, any claim of unlawful discrimination or harassment that might or did arise during or as a result of your employment which could have been brought before an appropriate government administrative agency or in an appropriate court, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, as well as any claim or controversy under this Agreement.

            The arbitration shall be arbitrated by one arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties hereto agree that the arbitration shall take place in New York County, New York. The arbitrator's fees will be shared equally by the parties. The decision or award of the arbitration shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

            Any Claims under Section 9 of this Agreement shall not be subject to arbitration, but shall be subject to the remedies set forth therein.

            (a) Jury Trial. If for any reason this Arbitration provision is declared unenforceable, you agree to waive any right you may have to a jury trial with respect to any dispute or claim against the Company relating to this Agreement, your employment, and the termination or modification of any terms and conditions of employment, including but not limited to claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended.

            (b) Venue. In the event this Arbitration provision is declared unenforceable for any reason, or in the event of any litigation arising pursuant to Section 9 of this Employment Agreement, the parties agree that, with respect to any litigation arising pursuant to this Agreement, New York County, New York shall be the only proper county for purposes of venue. The parties further agree that they will submit to the personal jurisdiction of any Court (Federal or State) located within New York State.

11.         Miscellaneous.

            (a) Waiver. No waiver or modification of the Agreement, nor any portion hereof, shall be valid unless in writing and signed by you and such officers as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any Notice of Termination by you must be given not later than forty-five (45) days after the occurrence of the event which you claim to constitute Good Reason and any Notice of Termination by the Company must be given not later than forty-five (45) days after the Company becomes aware of the occurrence of the event claimed by the Company to constitute Cause or Disability. Subject to the preceding sentence, any failure by the Company to claim promptly that any event constitutes Cause, or failure by you to claim promptly that any event constitutes Good Reason, shall not preclude either the Company or you from claiming subsequently that such event or any earlier or later event constitutes Cause or Good Reason. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement.

            (b) Notices. All notices required or permitted to be given under the terms of the Agreement, or which any of the parties desires to give hereunder, shall be in writing and delivered personally or be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by reputable private courier addressed as follows:

                        If to the Company:     EDO Corporation
                                               60 E. 42nd St
                                               New York, New York
                                               Attn: Corporate Secretary

                        If to you:             Mr. James M. Smith
                                               35 Arrowhead Court
                                               Manhassett, NY 11030

                        With copy to:          Gavin McElroy, Esq.
                                               Frankfurt Kurnit Klein & Selz, PC
                                               488 Madison Avenue
                                               New York, NY 10022

                        Any party may change the address to which notice is to be sent to it or to him by notice in writing to the other party as provided above.

            (c) Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York without regard to its conflict of laws provisions.

            (d) Severability. If any provision(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same value and enforceable, or shall be deemed excised from the Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein as the case may be.

            (e) Legal Fees and Expenses. If, following any final adjudication of any proceeding, you shall have prevailed as to at least one material issue presented in any arbitration or other contest regarding your rights or obligations under this Agreement or regarding the validity or enforceability of any provision of this Agreement, the Company shall pay the reasonable amount of the legal fees and expenses you incurred as a result of such arbitration or contest.

            (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

                                        EDO CORPORATION


                                        By:     /s/ Patricia D. Comiskey
                                                ------------------------
                                        Name:   PATRICIA D. COMISKEY
                                        Title:  Vice President, Human Resources



                                        /s/     James M. Smith
                                                ------------------------
                                                JAMES M. SMITH